UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 19, 2005
AMIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-50397	51-0309588
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO	83201
(Address of Principal Executive Offices)	(Zip Code)
(208) 233-4690
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On August 19, 2005, the Company entered into an amendment to the Credit Agreement dated as of April 1, 2005 among the Company, AMI Semiconductor, Inc., its wholly owned subsidiary, the lenders party thereto and Credit Suisse First Boston Corporation, as Collateral Agent and Administrative Agent (as amended, the “Credit Agreement”) to secure a $110.0 million increase to its term loan that will be funded upon the closing of the Company’s previously announced acquisition of the semiconductor division of Flextronics International USA Inc. Proceeds from the additional term loan are intended to be used for the Company’s previously announced acquisition of the semiconductor division of Flextronics International USA Inc. The amended term loan will expire on April 1, 2012.
     The Credit Agreement, as amended, requires a principal payment of $0.8 million, together with accrued and unpaid interest, on the last day of March, June, September and December, with the balance due on April 1, 2012. Under the Credit Agreement, as amended, the term loan retains the terms of the Company’s existing $210.0 million term loan, and no changes were made to the revolving credit portion of the credit agreement. The Credit Agreement, as amended, also authorizes the Company to complete the previously announced acquisition of the semiconductor division of Flextronics International USA Inc.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
     On August 19, 2005, the Company entered into an amendment to its Credit Agreement to secure a $110.0 million increase to its term loan that will be funded upon the closing of the Company’s previously announced acquisition of the semiconductor division of Flextronics International USA Inc. The information provided in Item 1.01 of this current report on Form 8-K is hereby incorporated by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

99.1	Press release issued August 22, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: August 22, 2005	By:	/s/ David A. Henry
		Name:	David A. Henry
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued August 22, 2005